EXHIBIT 10.3 FORM OF LETTER AGREEMENT CONCERNING POTENTIAL GRANTS OF RESTRICTED STOCK UNITS

[GETTY REALTY CORP. LETTERHEAD]

                            , 2012

[Name]

[Address]

Dear             :

This letter (“Letter Agreement”) confirms our agreement concerning potential grants of restricted stock units in 2013 under the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “Plan”).

The Compensation Committee of our Board of Directors (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to make a grant of a number of restricted stock units to you in calendar year 2013 based on the level of performance achieved by the Company and you against strategic goals for fiscal year 2012, subject to the restrictions and conditions contained in this Letter Agreement, as an inducement for you to remain in the service of the Company and as an incentive for increased efforts during such service.

The Company and you agree as follows:

1. Terminology. All terms used in this Letter Agreement and not otherwise defined herein, shall have the meaning set forth in the Plan.

2. Future Grant of Restricted Stock Units Based on Satisfaction of Performance Thresholds.

(a) Award Opportunity. Subject to the terms and conditions of the Plan and this Letter Agreement, the Company is providing you the opportunity to receive a grant of a number of restricted stock units (“Units”) on or before May 1, 2013, to be credited to a separate account maintained for you on the books of the Company (the “Account”). Once granted, the value of each Unit on any date will equal the Fair Market Value of one share of the common stock of the Company, par value $0.01 per share (“Common Stock”) on such date.

(b) Target Award. The Committee has allotted a target of             Units under the Plan for grant to you in 2013 (the “2013 Target Award”), depending upon the level of achievement by the Company and you against the performance thresholds for fiscal year 2012 described on Exhibit A to this Letter Agreement, as determined in the discretion of the Committee. The Committee will make its determination of the number of Units to be granted, if any, (the “Determination”) on the earliest practicable date after the Company files audited consolidated financial statements for the fiscal year ending December 31, 2012 with the Securities and Exchange Commission but not later than May 1, 2013. The number of Units that will be granted, if any, may exceed or be less than the 2013 Target Award if actual performance for fiscal year 2012 falls above or below the performance thresholds as described on Exhibit A to this Letter Agreement. The date on which the Units, if any, will be granted and credited to your Account (the “Grant Date”) will be on or as soon as practicable after the date on which the Committee makes its Determination. In all events, you must be an employee of the Company or any Subsidiary on the Grant Date in order to be eligible to receive a grant of Units pursuant to this Letter Agreement. Notwithstanding the foregoing, in no event will the number of Units granted to you exceed the number of shares then remaining available for grant under the Plan, taking into account all other grants of awards under the Plan to be made on even date to you and/or other Plan participants, without shareholder approval.

(c) Terms of Award Agreement. Any Units that are granted in 2013 pursuant to this Letter Agreement will be subject to the terms and conditions of the Plan and the Company’s standard form of Restricted Stock Unit Agreement, in substantially the form of Exhibit B to this Letter Agreement, as is then in use by the Company generally for grants of Restricted Stock Units to employees.

(d) Adjustment for Changes in Capitalization or Other Corporate Events. The provisions of Section 8.3 of the Plan shall apply to the 2013 Target Award upon the occurrence of an event described therein prior to the Grant Date, to the same extent that Section 8.3 of the Plan would apply had the event occurred after the Grant Date to enable the Committee, in its discretion, to make adjustments and take actions as the Committee determines to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Letter Agreement, to facilitate such transactions or events described in Section 8.3 of the Plan or to give effect to changes in laws, regulations or accounting principles.

3. Vesting. (a) Vesting Schedule. Subject to the accelerated vesting provisions set forth in Section 3(b) below, the Units that are granted on the Grant Date shall vest, on a cumulative basis, with respect to 20% of such Units on May 1, 2013, and as to an additional 20% on each succeeding May 1st of 2014, 2015, 2016 and 2017 (each such date, a “Vesting Date”), so as to be 100% vested on May 1, 2017, provided that you have not incurred a Termination of Service prior to the respective Vesting Date.

(b) Exceptions to Vesting Schedule. Notwithstanding the foregoing: (1) the Units shall vest as to 100% of the then unvested Units in your Account upon your Termination of Service by the Company without Cause; (2) the Units shall vest as to 100% of the then unvested Units in your Account upon your death prior to Termination of Service; and (3) if you incur a Termination of Service for any reason other than by the Company without Cause or death, all Units which have not vested at the time of such termination shall be automatically forfeited.

4. Settlement. Each vested Unit credited to your Account will be settled by the Company (and, upon such settlement, cease to be credited to your Account) by either (a) the issuance to you of one share of Common Stock or (b) a payment to you of an amount equal to the Fair Market Value of a share of Common Stock on the Settlement Date (hereinafter defined), such election to be made by the Committee in its sole and absolute discretion. Settlement of vested Units shall occur on the date (the “Settlement Date”) that is the earlier to occur of (i) the tenth anniversary of the Grant Date if such anniversary occurs before your Termination of Service, or (ii) within 30 days after your Termination of Service, unless you are a “specified employee” within the meaning of Section 409A of the Code at the time of your Termination of Service, in which case the Settlement Date under this clause (ii), if the Termination of Service occurs before the tenth anniversary of the Grant Date, shall occur on the first business day following the six-month anniversary of your Termination of Service.

5. Recoupment. The Units shall be subject to the terms and conditions of such policy on the recoupment of incentive compensation as shall be adopted by the Company from time to time to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 304 of the Sarbanes-Oxley Act of 2002 or other applicable legislation or rules of the principle stock exchange or market on which the Common Stock is listed for trade.

Please indicate your acceptance to the terms of this Letter Agreement by signing below and returning a copy to me.

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IN WITNESS WHEREOF, Getty Realty Corp. has caused this letter agreement to be executed by its authorized officer as of the date and year first written above.

GETTY REALTY CORP.

By:
David Driscoll, Chief Executive Officer

Agreed and Accepted:

EXECUTIVE

Date:

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